Exhibit 4.32

AMENDMENT

This is to confirm the amendment to BUSINESS SUPPORT AGREEMENT executed on April 24, 2020 (“the Agreement”) between Toppan Inc. (formerly known as Toppan Printing Co., Ltd.) and VTS-Touchsensor Co., Ltd.

1.	The parties agree that the term of the Agreement shall be extended for additional one (1) year, ending March 31, 2023.

2.	Section 1.3 of the Agreement shall be deleted in its entirety and is replaced with the following:

“1.3The Toppan Financial Support is conditioned on VIA’s agreement to change the date by which VTS must make payment of the VTS Payables to VIA from March 31, 2020 to March 31, 2023. If VIA demands payment of the VTS Payables before March 31, 2023, Toppan will be released from its obligation to provide the Toppan Financial Support with immediate effect. The “VTS Payables” means all principal and interest owed by VTS to VIA pursuant to a loan agreement between VIA as lender and VTS as borrower, dated April 20, 2020.”

3.	This Amendment shall have the effect on April 1, 2022.

4.	Except as specifically provided hereinabove, both parties shall comply with the terms and conditions of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the dated indicated below.

/s/
Toppan Inc.		VTS-Touchsensor Co., Ltd.

Date:	March 18, 2022	Date:	March 10, 2022

By:	/s/ Tetsuro Ueki	By:	/s/ Mario Bernardo N.Santos
Name: Tetsuro Ueki		Name: Mario Bernardo N.Santos
Title: Director & Senior Managing		Title: Managing Director
Executive Officer,
Electronics Division